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                                                            Exhibit 12

                  CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
      PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS BEFORE INCOME TAXES
                              (in thousands)


                                                                                        12 Months Ended
                                                  ______________________________________________________________________________
                                                                                          December 31,
                                                  September 30,     ____________________________________________________________
                                                      1996            1995         1994         1993         1992         1991
                                                  _____________     ________     ________     ________     ________     ________
Net  income.....................................     $ 70,658       $ 70,631     $ 81,913     $ 84,011     $ 72,601     $ 75,683

Add--Federal and state income taxes:
  Current.......................................       47,539         41,276       38,097       50,441        6,110       36,316
  Deferred  (net)...............................        2,181          5,627       13,190        1,674       33,998        7,573
  Investment  tax  credit amortization..........       (3,352)        (3,361)      (3,367)      (3,366)      (3,336)      (3,464)
  Income tax applicable to nonoperating
      activities................................       (1,401)           941          603          631        2,989        2,413
                                                      _______        _______     ________     ________     ________     ________
                                                       44,967         44,483       48,523       49,380       39,761       42,838
                                                      _______        _______     ________     ________     ________     ________
Net  income  before  income  taxes..............      115,625        115,114      130,436      133,391      112,362      118,521
                                                      _______        _______     ________     ________     ________     ________

Add--Fixed charges
  Interest  on  long-term  debt.................       31,409         31,168       31,164       32,823       35,534       36,652
  Interest  on  provision for revenue  refunds..            -              -            -            -         (803)       4,261
  Other  interest...............................        3,354            853          358          479          392        1,231
  Amortization of net debt premium and
      discount..................................        1,718          1,703        1,678        1,598          863          338
                                                      _______        _______     ________     ________     ________     ________
                                                       36,481         33,724       33,200       34,900       35,986       42,482
                                                      _______        _______     ________     ________     ________     ________
Earnings   as  defined..........................     $152,106       $148,838     $163,636     $168,291     $148,348     $161,003
                                                      =======        =======     ========     ========     ========     ========

Ratio  of  earnings  to  fixed charges..........         4.17           4.41         4.93         4.82         4.12         3.79

Earnings required for preferred dividends:
  Preferred stock dividends.....................     $  3,748       $  3,850     $  3,510     $  3,718     $  4,549     $  5,396
  Adjustment  to  pre-tax  basis*...............        2,385          2,425        2,079        2,185        2,491        3,054
                                                      _______        _______     ________     ________     ________     ________
                                                     $  6,133       $  6,275     $  5,589     $  5,903     $  7,040     $  8,450
                                                      _______        _______     ________     ________     ________     ________
Fixed charges plus preferred stock
  dividend  requirements........................     $ 42,614       $ 39,999     $ 38,789     $ 40,803     $ 43,026     $ 50,932
                                                      =======        =======     ========     ========     ========     ========

Ratio of earnings to fixed charges plus
  preferred  stock  dividend  requirements......         3.57           3.72         4.22         4.12         3.45         3.16


* An additional charge equivalent to earnings required to adjust dividends on preferred stock to a pre-tax basis (See below.)

{ Net income before income taxes        }
{ ______________________________  -100% }  X preferred dividends = earnings required for preferred dividends
{          Net income                   }
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